Exhibit 99.1
Gaming Regulation Overview
General
The ownership and operation of gaming facilities is subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which Caesars Growth Properties Holdings, LLC ("CGPH") does business. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.
Typically, regulatory environments in the jurisdictions in which CGPH or its licensees do business are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which CGPH does business:

•	adopt rules and regulations under the implementing statutes;

•	make appropriate investigations to determine if there has been any violation of laws or regulations;

•	enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

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review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and establish and collect fees and/or taxes.

Licensing and Suitability Determinations
Gaming laws require owners and operators engaged in gaming operations, and certain of their directors, officers and employees, and in some cases, stockholders and holders of debt securities, to obtain licenses or to obtain findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

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the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	the quality and security of the applicant's gaming facilities, as applicable;

•	the past history of the applicant in relation to other gaming activities; and

•	the effect on competition and general impact on the community.
In evaluating individual applicants, gaming authorities consider the individual's reputation for good character and criminal and financial history and the character of those with whom the individual associates.
Some jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction and some jurisdictions limit the number of licenses granted to any one gaming operator.
All of CGPH's jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed. This can include criminal sanctions against those who operate outside the scope of those activities for which they are licensed.
In addition to investigating CGPH, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, CGPH, any of its direct or indirect interest holders, including stockholders of CGPH, or its subsidiaries to determine whether such individual or entity is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Certain of the officers, directors and certain key employees of CGPH and its subsidiaries must also file applications with the gaming authorities and are required to be licensed, qualified or be found suitable. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.
If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with CGPH, CGPH would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.
Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the "Nevada Commission"), such as CGPH or Caesars Acquisition Company ("CAC"), the indirect controlling company of CGPH, may be required to be found suitable if the Nevada Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Nevada Commission. Any person required by the Nevada Commission to be found suitable shall apply for a finding of suitability within 30 days after the Nevada Commission's request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Board a sum of money which, in the sole discretion of the Nevada Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Nevada Board to pay final costs and charges.
Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as CGPH, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person's ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person's ability to associate or affiliate with gaming licensees in other jurisdictions.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an "institutional investor" to apply for a waiver that allows the "institutional investor" to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability, while in Nevada, the authorities apply the waiver for up to 25% of voting securities. An "institutional investor" is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, by-laws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor's voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.
Although the above describes the process in Nevada and many jurisdictions, some differ.
Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in CGPH may be required to be found suitable if a gaming authority has reason to believe that such person's acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

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fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although most jurisdictions generally do not require the individual holders of debt such as notes or loans to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own such debt, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion exchange, liquidation or similar transaction.
Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.
Nevada law does not permit us to make a public offering of securities if the proceeds of the offering are intended to be used in connection with gaming operations in Nevada without either the prior approval of the Nevada Gaming Commission or a ruling by the Chairman of the Nevada Gaming Control Board that an application for approval of the offering by the Nevada Gaming Commission is not necessary.
CAC's Certificate of Incorporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. CAC's Certificate of Incorporation also contains provisions defining the redemption price and the rights of a disqualified security holder.
CGPH's jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers. In addition, regulatory authorities in one or more jurisdictions may require CGPH to obtain new licenses in connection with the Asset Purchase Transactions or due to future changes in regulation. For instance, the Missouri Gaming Commission has required that CAC obtain certain licenses after the closing of the Asset Purchase Transactions even though CGPH does not operate in Missouri. The failure of CAC to maintain a license from the Missouri Gaming Commission could, among other things, result in the loss of Caesars Entertainment's gaming license in Missouri. If other jurisdictions require CGPH to obtain new licenses in connection with the Transactions or due to future changes in regulation, and CGPH is unable to obtain those licenses, it could adversely impact CGPH's business, financial condition and results of operations.
Violations of Gaming Laws
If CGPH or its subsidiaries violate applicable gaming laws, its gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.
Reporting and Recordkeeping Requirements
CGPH and/or its subsidiaries are required to periodically submit detailed financial and operating reports and furnish any other information about CGPH or its subsidiaries which gaming authorities may require. Under federal law, CGPH and/or its subsidiaries are required to record and submit detailed reports of currency transactions involving greater than $10,000 at its casinos and Suspicious Activity Reports if the facts presented so warrant. Some jurisdictions require CGPH and/or its subsidiaries to maintain a log that records aggregate cash transactions in the amount of $3,000 or more, although Nevada does not have any reporting or recordkeeping requirements other than compliance with Title 31 of the Bank Secrecy Act. CGPH and/or its subsidiaries are required to maintain a current stock ledger which may be examined by gaming authorities at any time. CGPH and/or its subsidiaries may also be required to disclose to gaming authorities upon request the identities of the holders of its debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for the stock of CGPH and/or its subsidiaries to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of securities issued by CGPH and/or its subsidiaries at any time.
Review and Approval of Transactions
Substantially all material loans, leases, sales of securities and similar financing transactions by CGPH and its subsidiaries must be reported to, or approved by, gaming authorities. Neither CGPH nor any of its subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities, such as Nevada, if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of CGPH or one of its subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.
Certain gaming laws and regulations in jurisdictions CGPH operates in, including Nevada, establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting CGPH or its subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before CGPH may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, such as Nevada, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation's stockholders for the purpose of acquiring control of the registered corporation.
Because licenses under gaming laws are generally not transferable, CGPH's ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, CGPH's subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge its assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities.
Some jurisdictions also require CGPH to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.
Certain jurisdictions, such as Nevada, require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of CGPH and to the regulatory authorities.
Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at CGPH's casinos.
License Fees and Gaming Taxes
CGPH pays license fees and taxes in the jurisdictions in which its operations are conducted, in connection with its casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received; and

•	the number of gaming devices and table games operated;
In certain jurisdictions, such as Nevada, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and it is common for legislatures in CGPH's jurisdictions to discuss the relative merits of changing gaming taxes on a regular basis. Live entertainment tax is also paid in certain jurisdictions, such as Nevada, by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.